                                                                    EXHIBIT 2.2




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                             AGREEMENT AND PLAN OF MERGER

                                     BY AND AMONG

                            STAR TELECOMMUNICATIONS, INC.,

                                     IIWII CORP.

                                         AND

                             UNITED DIGITAL NETWORK, INC.
















                            Dated as of November 19, 1997


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



                                  TABLE OF CONTENTS
                                  -----------------

                                                                                  PAGE
                                                                                  ----
ARTICLE I      THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.1       THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.2       FILING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.3       EFFECTIVE TIME OF THE MERGER. . . . . . . . . . . . . . . . . . . . .2
     1.4       CERTIFICATE OF INCORPORATION AND BY-LAWS. . . . . . . . . . . . . . .2
     1.5       DIRECTORS AND OFFICERS. . . . . . . . . . . . . . . . . . . . . . . .2
     1.6       WARRANTS AND OPTIONS. . . . . . . . . . . . . . . . . . . . . . . . .2

ARTICLE II     CONVERSION OF AND SURRENDER AND
               PAYMENT FOR COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . .2
     2.1       CONVERSION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     2.2       CLOSING OF TRANSFER BOOKS . . . . . . . . . . . . . . . . . . . . . .4
     2.3       SURRENDER OF CERTIFICATES . . . . . . . . . . . . . . . . . . . . . .4

ARTICLE III    CERTAIN EFFECTS OF MERGER . . . . . . . . . . . . . . . . . . . . . .4
     3.1       EFFECT OF MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . .4
     3.2       FURTHER ASSURANCES. . . . . . . . . . . . . . . . . . . . . . . . . .5

ARTICLE IV     REPRESENTATIONS AND WARRANTIES
               OF THE ACQUIROR AND NEWCO . . . . . . . . . . . . . . . . . . . . . .5
     4.1       ORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     4.2       CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     4.3       AUTHORITY RELATIVE TO AGREEMENT . . . . . . . . . . . . . . . . . . .5
     4.4       ACQUIROR COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . .6
     4.5       NO VIOLATIONS OR CONSENTS . . . . . . . . . . . . . . . . . . . . . .6
     4.6       LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     4.7       FINANCIAL STATEMENTS AND REPORTS. . . . . . . . . . . . . . . . . . .7
     4.8       REGISTRATION STATEMENT; BLUE SKY FILINGS; PROXY STATEMENT;
               OTHER INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . .7
     4.9       BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . .8
     5.1       CORPORATE ORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . .8
     5.2       CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     5.3       OPTIONS, WARRANTS OR OTHER RIGHTS . . . . . . . . . . . . . . . . . .8
     5.4       AUTHORITY RELATIVE TO AGREEMENT . . . . . . . . . . . . . . . . . . .9
     5.5       NO VIOLATIONS OR CONSENTS . . . . . . . . . . . . . . . . . . . . . .9
     5.6       GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS . . . . . . . . . . . . 10
     5.7       LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     5.8       FINANCIAL STATEMENTS AND REPORTS; MATERIAL LIABILITIES. . . . . . . 10


                                          i


                                  TABLE OF CONTENTS
                                  -----------------
                                     (CONTINUED)


                                                                                  PAGE
                                                                                  ----

     5.9       ABSENCE OF CERTAIN CHANGES OR EVENTS. . . . . . . . . . . . . . . . 11
     5.10      BENEFIT PLANS . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     5.11      ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     5.12      ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . 13
     5.13      REAL ESTATE LEASES. . . . . . . . . . . . . . . . . . . . . . . . . 13
     5.14      TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES. . . . . . . 14
     5.15      TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.16      INTELLECTUAL PROPERTY . . . . . . . . . . . . . . . . . . . . . . . 15
     5.17      LABOR MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.18      INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.19      CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.20      REGISTRATION STATEMENT; BLUE SKY FILINGS; PROXY STATEMENT;
               OTHER INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.21      BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     5.22      CONTINUITY OF INTEREST. . . . . . . . . . . . . . . . . . . . . . . 17
     5.23      TRANSACTIONS WITH AFFILIATED PARTIES. . . . . . . . . . . . . . . . 17

ARTICLE VI     COVENANTS AND AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . 18
     6.1       REGISTRATION STATEMENT; PROXY STATEMENT; STOCKHOLDER
               MEETING; VANCOUVER  EXCHANGE. . . . . . . . . . . . . . . . . . . . 18
     6.2       CONDUCT OF THE BUSINESS OF THE COMPANY PRIOR TO THE
               EFFECTIVE TIME. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     6.3       ACCESS TO PROPERTIES AND RECORD; ACQUIROR NOTICE. . . . . . . . . . 21
     6.4       NEGOTIATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     6.5       INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     6.6       CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     6.7       REASONABLE BEST EFFORTS . . . . . . . . . . . . . . . . . . . . . . 22
     6.8       CERTIFICATION OF STOCKHOLDER VOTE . . . . . . . . . . . . . . . . . 23
     6.9       LOAN TO COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.10      OUTSOURCING AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . 23
     6.11      AFFILIATE AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . 23
     6.12      PROXY AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.13      DISCLOSURE SCHEDULES. . . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE VII    CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . . . . 24
     7.1       CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. . . . . 24
     7.2       CONDITIONS TO THE OBLIGATION OF THE COMPANY TO EFFECT
               THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     7.3       CONDITIONS TO OBLIGATIONS OF THE ACQUIROR AND NEWCO TO
               EFFECT THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . 25
     7.4       CLOSING CONDITIONS DEEMED SATISFIED . . . . . . . . . . . . . . . . 26


                                          ii


                                  TABLE OF CONTENTS
                                  -----------------
                                     (CONTINUED)


                                                                                  PAGE
                                                                                  ----

ARTICLE VIII   TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . 27
     8.1       TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     8.2       FEES AND EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . 28
     8.3       AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     8.4       WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE IX     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     9.1       SURVIVAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     9.2       EXPENSES AND FEES . . . . . . . . . . . . . . . . . . . . . . . . . 29
     9.3       NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     9.4       HEADINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     9.5       PUBLICITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     9.6       ENTIRE AGREEMENT; KNOWLEDGE . . . . . . . . . . . . . . . . . . . . 30
     9.7       ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     9.8       COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     9.9       INVALIDITY, ETC.. . . . . . . . . . . . . . . . . . . . . . . . . . 31
     9.10      SPECIFIC PERFORMANCE. . . . . . . . . . . . . . . . . . . . . . . . 31
     9.11      GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

EXHIBITS

          Exhibit A      Certificate of Merger
          Exhibit B      Promissory Note
          Exhibit C      Affiliate Agreements
          Exhibit D      Proxy Agreement

                             AGREEMENT AND PLAN OF MERGER



     AGREEMENT AND PLAN OF MERGER dated as of November 19, 1997 (this "Agreement"), by and among STAR Telecommunications, Inc., a Delaware corporation (the "Acquiror"), IIWII Corp., a Delaware corporation and wholly-owned subsidiary of the Acquiror ("Newco"), and United Digital Network, Inc., a Delaware corporation (the "Company").


                                   R E C I T A L S:

     A. The Boards of Directors of Newco, the Acquiror and the Company deem it advisable and in the best interests of their respective stockholders to merge Newco with and into the Company (the "Merger") upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "General Corporation Law") (the Company and Newco being hereinafter sometimes referred to as the "Constituent Corporations" and the Company, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation"); and

     B. The Boards of Directors of the Acquiror, Newco and the Company have approved the Merger upon the terms and subject to the conditions set forth herein and, in the case of the Company, on the receipt of a "fairness opinion" from its financial advisor in form, substance, and scope that is satisfactory to the Board of Directors of the Company.


                                  A G R E E M E N T

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:


                                      ARTICLE I
                                      THE MERGER

     1.1 THE MERGER. Upon the terms and conditions hereinafter set forth and in accordance with the General Corporation Law, at the Effective Time, as defined below, Newco shall be merged with and into the Company and thereupon the separate existence of Newco shall cease, and the Company, as the Surviving Corporation, shall continue to exist under and be governed by the General Corporation Law.

     1.2 FILING. Upon the satisfaction or waiver of the conditions set forth in Section 7 hereof (other than the condition set forth in Section 7.1(b) which may not be waived), Newco and the Company will cause a Certificate of Merger, in substantially the form of EXHIBIT A attached hereto (the "Certificate of Merger"), to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the General Corporation Law.

     1.3 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective immediately upon the filing, in accordance with Section 251 of the General Corporation Law, of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 251. The date and time of such filing is herein sometimes referred to as the "Effective Time."

     1.4 CERTIFICATE OF INCORPORATION AND BY-LAWS. Upon the effectiveness of the Merger, the Certificate of Incorporation of Newco shall be the certificate of incorporation of the Surviving Corporation and the By-Laws of Newco as in effect on the date hereof shall be the By-Laws of the Surviving Corporation.

     1.5 DIRECTORS AND OFFICERS. The persons who are directors of Newco immediately prior to the Effective Time and the officers of the Company shall, after the Effective Time and in accordance with the Certificate of Merger, serve as the directors and officers, respectively, of the Surviving Corporation, in each case such directors and officers to serve until their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

     1.6 WARRANTS AND OPTIONS. On the Effective Time, the Acquiror shall assume the duties and obligations of the Company, and the Acquiror shall be vested with the powers, rights and privileges of the Company, under (a) the warrants of the Company that remain outstanding at the Effective Time (the "Warrants") and (b) the options of the Company that remain outstanding at the Effective Time (the "Options"), as such warrants and options are listed on
Schedule 5.3. As of the Effective Time, the Acquiror shall have reserved for issuance and continue to maintain sufficient shares of Acquiror Common Stock, as defined below, to issue the required shares of Acquiror Common Stock pursuant to the exercise of Warrants and Options after the Effective Time, subject to appropriate adjustment in the exercise price thereof, based on the Exchange Ratio, as defined below.


                                     ARTICLE II
                           CONVERSION OF AND SURRENDER AND
                               PAYMENT FOR COMMON STOCK

     2.1 CONVERSION. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

               (a) Each of the issued and outstanding shares of the Common Stock, $.01 par value, of the Company ("Common Stock"), other than
(i) Dissenting Stock, as defined below,
or (ii) shares of Common Stock held in the treasury of the Company, shall be automatically converted into the right to receive consideration per share (the "Merger Consideration") consisting of that portion of a share (the "Exchange Ratio") of the Acquiror's common stock, $0.001 per share ("Acquiror Common Stock"), determined by dividing $2.75 by the average closing price of Acquiror's Common Stock on the Nasdaq National Market for the five (5) trading days prior to the Effective Time (the "Average Price"), provided that, if the Average Price is equal to or greater than $32.73, then the Exchange Ratio shall be determined by dividing $3.00 by the Average Price, provided, further, that, if the Average Price is less than or equal to $26.78, then the Exchange Ratio shall be determined by dividing $2.50 by the Average Price. The Exchange Ratio shall be adjusted as may be necessary and appropriate to reflect any and all stock splits, reverse stock splits, reclassifications and similar capital events that affect Acquiror Common Stock.

               (b) Each issued and outstanding share of the Common Stock of Newco shall be converted into approximately Seven Thousand Five Hundred Sixty-Four (7,564) validly issued, fully paid and non-assessable shares of common stock, $.01 par value (the "New Common Stock"), of the Surviving Corporation.

               (c) All shares of Common Stock which are held by the Company as treasury shares shall be canceled and retired and cease to exist, without any conversion thereof or payment with respect thereto.

               (d) No fraction of a share of Acquiror Common Stock will be issued in the Merger, but, in lieu thereof, each holder of Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) will be entitled to receive from the Acquiror an amount of cash (rounded to the nearest whole US $0.01) equal to the product of (i) such fraction of a share multiplied by (ii) the Average Price.

     Notwithstanding any provision of this Agreement to the contrary, shares of the Common Stock with respect to which appraisal rights have been demanded and perfected in accordance with Section 262(d) of the General Corporation Law (the "Dissenting Stock") shall not be converted into the right to receive the Merger Consideration at or after the Effective Time, and the holder thereof shall be entitled only to such rights as are granted by the General Corporation Law. Notwithstanding the preceding sentence, if any holder of shares of Common Stock who demands appraisal of such shares under the General Corporation Law shall effectively withdraw his demand for such appraisal (in accordance with Section 262(k) of the General Corporation Law) or becomes ineligible for such appraisal (through failure to perfect or otherwise) then, as of the Effective Time or the occurrence of such event, whichever is the last to occur, such holder's Dissenting Stock shall cease to be Dissenting Stock and shall be converted into and represent the right to receive the Merger Consideration, without interest thereon, as provided in this Section 2.1. The Company shall give Acquiror (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instrument served pursuant to
Section 262 of the General Corporation Law received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under such Section.

     2.2 CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Common Stock of the Company shall thereafter be made. If, after the Effective Time, certificates previously representing shares of Common Stock are presented to the Surviving Corporation or the Exchange Agent, as defined below, such certificates shall be canceled and exchanged for the Merger Consideration as provided in Section 2.1, subject to applicable law in the case of Dissenting Stock.

     2.3 SURRENDER OF CERTIFICATES. At least five days prior to the mailing of the Proxy Statement, as defined below, Newco shall, subject to the reasonable approval of the Company, designate an exchange agent (the "Exchange Agent") to effect the exchange for Acquiror Common Stock of certificates that, prior to the Effective Time, represented shares of Common Stock entitled to the Merger Consideration. As soon as practicable after the Effective Time, the Exchange Agent shall send a notice and transmittal form to each holder of record of Common Stock immediately prior to the Effective Time advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent (who may appoint forwarding agents with the approval of Newco) the certificate or certificates to be exchanged pursuant to the Merger. Upon the surrender for exchange of such a certificate, together with such letter of transmittal duly completed and properly executed in accordance with instructions thereto and such other documents as may be required pursuant to such instructions, the holder shall receive the Merger Consideration. After the Effective Time, until so surrendered and exchanged, each certificate which immediately prior to the Effective Time represented outstanding shares of the Common Stock (other than Dissenting Stock) shall represent solely the right to receive the Merger Consideration.


                                     ARTICLE III
                              CERTAIN EFFECTS OF MERGER

     3.1 EFFECT OF MERGER. On and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to and be the sole responsibility of the

Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     3.2 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Constituent Corporations and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action.


                                      ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF THE
                                  ACQUIROR AND NEWCO

     The Acquiror and Newco jointly and severally represent and warrant to the Company as follows:

     4.1 ORGANIZATION. Each of Acquiror and Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has the requisite corporate power and authority to own, lease and operate its assets and to conduct its business in the manner in which it is presently conducted.

     4.2 CAPITAL STOCK. The authorized capital stock of the Acquiror consists in its entirety of 50,000,000 shares of Common Stock, $0.001 par value, of which, as of September 30, 1997, 15,798,254 are issued and outstanding, and 5,000,000 shares of Preferred Stock, $0.001 par value per share, none of which is issued and outstanding. The authorized capital stock of Newco consists in its entirety of 1,000 shares of common stock, $.01 par value, all of which are issued and outstanding. All of the outstanding shares of Newco common stock are owned beneficially and of record by the Acquiror.

     4.3 AUTHORITY RELATIVE TO AGREEMENT. Each of the Acquiror and Newco has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated on its part hereby. The execution, delivery and performance by each of the Acquiror and Newco of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Acquiror and Newco. This Agreement has been duly executed and delivered by each of the Acquiror and Newco, and is a legal, valid and binding obligation of each of the

Acquiror and Newco, enforceable against each of the Acquiror and Newco in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     4.4 ACQUIROR COMMON STOCK. The shares of Acquiror Common Stock to be issued in connection with the Merger have been duly authorized and, when issued as contemplated hereby at the Effective Time, will be validly issued, fully paid and non-assessable, and not subject to any preemptive rights or other rights or interests of third parties.

     4.5 NO VIOLATIONS OR CONSENTS. The execution, delivery and performance of this Agreement by each of the Acquiror and Newco and the consummation by each of them of the transactions contemplated hereby, will not
(i) violate or conflict with any provision of any charter or by-laws of the Acquiror or Newco, (ii) require the consent, waiver, approval, license or authorization of or any filing by the Acquiror or Newco with any public authority, other than (a) the filing of a pre-merger notification report under The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (b) in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Communications Act of 1934, as amended (the "Communications Act"), the General Corporation Law or the "takeover" or "blue sky" laws of various states and (c) any other filings and approvals expressly contemplated by this Agreement, (iii) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Acquiror or Newco pursuant to any provision of any indenture, mortgage, lien, lease, agreement, instrument, order, judgment or decree to which the Acquiror or Newco is subject or by which the Acquiror or Newco or any of their property or assets is bound, or (iv) violate or conflict with any law, rule, regulation, permit, ordinance or decree applicable to the Acquiror or Newco or by which any property or asset of either of them is bound or affected except, in each of the instances set forth in items
(i) through (iv) above, where failure to give such notice, make such filings, or obtain such authorizations, consents or approvals, or where such violations, conflicts, breaches or defaults, in the aggregate, would not have an Acquiror Material Adverse Effect, as defined below.

     4.6 LITIGATION. Except as may be disclosed in the Acquiror SEC Filings, as defined below, there are no suits, arbitrations, actions or proceedings pending or, to the best of the Acquiror's knowledge, threatened or, to the best of the Acquiror's knowledge, investigations pending or threatened against the Acquiror or with respect to any property or asset of it before any court, arbitrator, administrator or governmental or regulatory authority or body which, in the aggregate, are likely to have a material adverse effect on the business, operations or financial condition of the Acquiror (an "Acquiror Material Adverse Effect").

     4.7 FINANCIAL STATEMENTS AND REPORTS. The Acquiror heretofore has delivered to the Company true and complete copies of (a) its Registration Statement on Form S-1 dated June 12, 1997, Registration No. 333-21325, and
(b) its Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997 and September 30, 1997 (collectively,"Acquiror SEC Filings"). As of the respective times such documents were filed or, as applicable, became effective, the Acquiror SEC Filings complied as to form and content, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Acquiror included in the Acquiror SEC Filings were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, results of operations and cash flows of the Acquiror and its consolidated subsidiaries as of the dates and for the periods indicated subject, in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments.

     4.8 REGISTRATION STATEMENT; BLUE SKY FILINGS; PROXY STATEMENT; OTHER INFORMATION. The Registration Statement, as defined below, and the information supplied or to be supplied in writing by either the Acquiror or Newco for inclusion in the Proxy Statement, as defined below, and any other documents to be filed with the Securities and Exchange Commission (the "SEC"), including, without limitation, the British Columbia Securities Commission ("BCSC"), the Vancouver Stock Exchange (the "VSE") or any regulatory agency in connection with the transactions contemplated hereby, will not be, at the respective times such documents are filed or declared effective by the SEC and on the Effective Time, and, with respect to the Proxy Statement, when first published, sent or given to stockholders of the Company, false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the special meeting of the Company's stockholders provided for in Section 6.1, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which the Acquiror or Newco files or is responsible for filing with the SEC and any regulatory agency in connection with the Merger (including, without limitation, the Registration Statement) will comply as to form and content in all material respects with the provisions of applicable law and regulations. Notwithstanding the foregoing, the Acquiror and Newco make no representations or warranties with respect to any information that has been supplied in writing by the Company or its auditors, attorneys or financial advisors specifically for use in the Registration Statement or in any other documents to be filed by the Acquiror with the SEC or any other regulatory agency in connection with the transactions contemplated hereby.

     4.9 BROKERS. Neither the Acquiror nor Newco has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, except that the Acquiror has retained Lehman Brothers as its financial advisor in connection with the transactions contemplated by this Agreement.


                                      ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedules to be delivered to the Acquiror by the Company (the "Disclosure Schedules") pursuant to Section 6.13, the Company represents and warrants to the Acquiror and Newco as follows:

     5.1 CORPORATE ORGANIZATION. Each of the Company and each of its subsidiaries Advanced Management Services, Inc. CTN -- Custom Telecommunications Network of Arizona, Inc. and United Digital Network of Texas, Inc. (formerly known as AnswerNet, Inc., which includes, pursuant to a merger, Digital Network, Inc.) (each a "Subsidiary" and collectively, the "Subsidiaries"), is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed, in the aggregate, would have a material adverse effect on the financial condition, operations or business of the Company and the Subsidiaries taken as a whole (a "Company Material Adverse Effect"). The Certificates of Incorporation and By-Laws of the Company and the Subsidiaries are in full force and effect. The Company is not in violation of or in default under any provision of its Certificate of Incorporation or By-Laws. The Subsidiaries are the only subsidiaries, direct or indirect, of the Company.

     5.2 CAPITAL STOCK. The authorized capital stock of the Company consists in its entirety of 100,000,000 shares of Common Stock, $.01 par value, of which, as of the date hereof, 7,564,103 are issued and outstanding and none are held in the Company's treasury. Except as set forth on SCHEDULE 5.2, all of the outstanding shares of capital stock of each of the Subsidiaries are owned beneficially and of record by the Company free and clear of all liens, charges, encumbrances, options, rights of first refusal or limitations or agreements regarding voting rights of any nature, other than the Proxy Agreement, as defined below. All of the outstanding shares of capital stock of the Company and the Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable.

     5.3       OPTIONS, WARRANTS OR OTHER RIGHTS.  Except as set forth on
SCHEDULE 5.3 or as contemplated by this Agreement, there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from the Company or any Subsidiary any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other equity security of the Company or any Subsidiary and there is no outstanding security of any kind convertible into or exchangeable for such capital stock.

     5.4 AUTHORITY RELATIVE TO AGREEMENT. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated on its part hereby. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors, and (other than the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Common Stock, as provided in Section 6.1 hereof, the filing and recordation of appropriate merger documents as required by the General Corporation Law and the receipt of a satisfactory fairness opinion from its financial advisor) no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated on its part hereby. In that regard, the Company hereby represents that its Board of Directors has
(i) determined that the Merger is fair to and in the best interests of the Company's stockholders, (ii) approved the Merger and (iii) resolved to recommend in the Proxy Statement adoption of this Agreement and authorization of the Merger by the stockholders of the Company, such matters to be subject to the fiduciary duties of such directors and to the receipt of a satisfactory fairness opinion from its financial advisor. This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     5.5 NO VIOLATIONS OR CONSENTS. Except as set forth on SCHEDULE 5.5, the execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby will not (i) violate or conflict with any provision of any charter or by-laws of the Company or any Subsidiary, (ii) require the consent, waiver, approval, license or authorization of or any filing by the Company or any Subsidiary with any third party or public authority (other than (a) the filing of a premerger notification report under the HSR Act, (b) in connection with or in compliance with the provisions of the Exchange Act, the Securities Act, the General Corporation Law, the Communications Act or the "takeover" or "blue sky" or "public utility" laws of various states, and (c) and any other filings and approvals expressly contemplated by this Agreement, including, without limitation, those with the BCSC and the VSE), (iii) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to any provision of any indenture, mortgage, lien, lease, agreement, instrument, order, judgment or decree to which the Company or any Subsidiary is subject or by which the Company or any Subsidiary or any of their property or assets is bound, or (iv) violate or conflict with any law, rule, regulation, permit, ordinance, regulation or decree applicable to the Company or any Subsidiary or by which any property or asset of either of them is bound or affected except, in each of the instances set forth in items (i) through (iv) above, where failure to give such notice, make such filings, or obtain such authorizations, consents or approvals, or where such violations, conflicts, breaches or defaults, in the aggregate, would not have a Company Material Adverse Effect.

     5.6 GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS. SCHEDULE 5.6 is a true and complete list of all material governmental licenses, franchises, permits and other authorizations ("Permits") held by the Company and/or the Subsidiaries. Such Permits are all governmental licenses, franchises, permits and other authorizations necessary to the conduct of the business of the Company and the Subsidiaries, except where the failure to hold such Permits, in the aggregate, would not have a Company Material Adverse Effect. Such Permits are valid and in full force and effect and the Company knows of no threatened suspension, cancellation or invalidation of any such Permit except where any such action would not result in a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or is in default or violation of, any law, rule, regulation, order, judgment, Permit, ordinance, regulation or decree applicable to the Company or any Subsidiary or by which any property or asset of either of them is bound or affected, except where such conflicts, defaults or violations, in the aggregate, would not have a Company Material Adverse Effect.

     5.7 LITIGATION. Except as may be disclosed in the PPM, as defined below, or on SCHEDULE 5.7, there are no suits, arbitrations, actions or proceedings, pending or, to the best of the Company's or any Subsidiary's knowledge, threatened or, to the best of the Company's or any Subsidiary's knowledge, investigations pending or threatened against the Company or any Subsidiary or with respect to any property or asset of any of them before any court, arbitrator, administrator or governmental or regulatory authority or body which, in the aggregate, are likely to have a Company Material Adverse Effect.

     5.8       FINANCIAL STATEMENTS AND REPORTS; MATERIAL LIABILITIES.

               (a) The Company has delivered to the Acquiror true and complete copies of its Confidential Private Placement Memorandum dated October 28, 1997 (the "PPM") As of the date thereof, the PPM did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements in the PPM were prepared in accordance with GAAP applied on a consistent basis and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates and for the periods indicated subject, in the case of un-audited interim consolidated financial statements, to normal recurring year-end adjustments and subject to the "going concern" opinion of the Company's independent accountants. (The audited consolidated balance sheet of the Company and the Subsidiaries as of April 30, 1997 included in the PPM is hereinafter called the "Company Balance Sheet," and April 30, 1997 is hereinafter called the "Company Balance Sheet Date," and the Company's balance sheet for the three month period ended July 31, 1997 included in the PPM is hereafter called the "Interim Balance Sheet").

               (b) Except as set forth on SCHEDULE 5.8(b), the Company and its Subsidiaries, considered as a whole, have no material liabilities or obligations (whether fixed, accrued, contingent or otherwise) that are not fully reflected or provided for on, or disclosed in the notes to, the Company Balance Sheet or the Company Interim Balance Sheet, except for (i) liabilities in the ordinary course of business that could not be reasonably expected to have a Company Material Adverse Effect or (ii) liabilities incurred in the ordinary course of business that are not required by GAAP to be reflected thereon and which are not material.

     5.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Company Balance Sheet Date and except as disclosed on SCHEDULE 5.9, the business of the Company and the Subsidiaries have been conducted in the ordinary course consistent with past practice, and (i) there has not been any material adverse change in the financial condition, results of operations, properties, or business of the Company or any Subsidiary, nor, to the Company's knowledge, has there occurred any event or development that could be reasonably foreseen to result in a Company Material Adverse Effect.

     5.10 BENEFIT PLANS. Except as disclosed on SCHEDULE 5.10, neither the Company nor any Subsidiary has outstanding any employment agreement with any officer or employee of the Company or any Subsidiary or any bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, severance, salary continuation, consulting, retirement (including health and life insurance benefits provided after retirement) or pension plan (including Company Employee Benefit Plans as defined in Section 5.11 hereof) or arrangement with or for the benefit of any officer, employee or other person, or for the benefit of any group of officers, employees or other persons that provides for payment of more than $100,000 in annual benefits. Neither the Company nor any Subsidiary has made, or entered into any agreement to make, any payment that becomes payable as a result of the consummation of this transaction which would be treated as an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "IRC"). There are no such agreements, plans or other arrangements entered into with or provided for any independent contractors with whom the Company or any Subsidiary has a business relationship.

     5.11 ERISA. Set forth on SCHEDULE 5.10 are all of the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), but without regard to whether any such plan is in fact subject to ERISA, that is sponsored, or is being maintained or contributed to, by the Company or any Subsidiary that provides for payment of more than $25,000 in annual benefits (the "Company Employee Benefit Plans"). None of the Company Employee Benefit Plans are "multiemployer plans" as defined in Section 3(37) of ERISA. The Company has furnished or made available or will promptly after the date hereof make available to Newco and the Acquiror (a) a true and complete copy of the plan document and summary plan description for each Company Employee Benefit Plan, (b) a true and complete copy of the most recently filed Form 5500 (including the related schedules) with respect to each Company Employee Benefit Plan for which such form is required to be filed, (c) a true and complete copy of any trust agreement, insurance contract or other agreement or arrangement serving as source of funding any benefits payable under any Company Employee Benefit Plan, and

(d) the most recently issued financial statement and actuarial report, if any, for each Company Employee Benefit Plan. No "prohibited transactions" (as such term is defined in Section 4975 of the IRC, or in Part 4 of Subtitle B of Title I of ERISA) have occurred with respect to any Company Employee Benefit Plan that could result in the imposition of taxes or penalties that, in the aggregate, could have a Company Material Adverse Effect. With respect to each of the Company Employee Benefit Plans that is intended to qualify for favorable income tax treatment under Section 401(a) of the IRC, (i) the Internal Revenue Service ("IRS") has issued a favorable determination letter with respect to such plan; (ii) except as set forth on SCHEDULE 5.10, the Company has furnished Newco and Acquiror with a copy of the determination letter most recently issued by the IRS with respect to such plan and the application filed with the IRS for such determination letter; and (iii) to the best knowledge of the Company, no event has occurred from the date of each such favorable determination letter that would adversely affect the tax-qualified status of the plan in question. Each Company Employee Benefit Plan has been administered in compliance with the applicable requirements of ERISA and the IRC, and in compliance with all other applicable provisions of law, except for such noncompliance, if any, that, in the aggregate, would not have a Company Material Adverse Effect. With respect to each Company Employee Benefit Plan, neither the Company nor any Subsidiary has incurred liabilities which, in the aggregate, could have a Company Material Adverse Effect as a result of the violation of or the failure to comply with any applicable provision of ERISA, the IRC, any other applicable provision of law, or any provision of such plan. None of the Company Employee Benefit Plans which is an "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA (a "Company Employee Pension Benefit Plan"), has incurred an "accumulated funding deficiency," within the meaning of Section 302 of ERISA or
Section 412 of the IRC which, in the aggregate, could have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has failed to make any contribution to, or to make any payment under, any Company Employee Benefit Plan that it was required to make pursuant to the terms of the plan or pursuant to applicable law in any amount which, in the aggregate, could have a Company Material Adverse Effect. To the best knowledge of the Company, no "reportable events," with respect to which a notice must be filed with the Pension Benefit Guaranty Corporation ("PBGC"), has occurred with respect to any Company Employee Pension Benefit Plan subject to Title IV of the ERISA which events, in the aggregate, could have a Company Material Adverse Effect. No proceedings by the PBGC to terminate any Company Employee Pension Benefit Plan pursuant to
Subtitle C of Title IV of ERISA have to the best of the Company's knowledge, been instituted or threatened which, in the aggregate, could have a Company Material Adverse Effect. Except for any liabilities in an amount which, in the aggregate, would not have a Company Material Adverse Effect, neither the Company nor any Subsidiary (1) has incurred any liability to the PBGC in connection with any Company Employee Pension Benefit Plan, including any liability under
Section 4069 of ERISA and any penalty imposed under Section 4071 of ERISA,
(2) has terminated any Company Employee Pension Benefit Plan, or ceased operations at any facility or withdrawn from any Company Employee Pension Benefit Plan, in a manner that could subject it to liability or any liens under
Section 4062, 4063, 4064 or 4068 of ERISA or (3) has any knowledge as to the existence of any state of facts, or as to the occurrence of any transactions, that might reasonably be anticipated to result in any liability of the Company or any Subsidiary to the PBGC under any other provision of Title IV of ERISA. There is no pending or, to the best knowledge of the

Company, threatened legal action, proceeding or investigation against or involving any Company Employee Benefit Plan which could result in liabilities to the Plan, the Company or any Subsidiary that, in the aggregate, could have a Company Material Adverse Effect. Except as disclosed on SCHEDULE 5.10, the present value of accrued benefits of each Company Employee Benefit Plan that is a defined benefit plan as defined in Section 3(35) of ERISA does not exceed the value of the assets of such plan available to pay such benefits by an amount that, in the aggregate for all such plans, could have a Company Material Adverse Effect. All representations made by the Company in this Section 5.11 are likewise true with respect to each Subsidiary.

     5.12 ENVIRONMENTAL MATTERS. "Company Real Properties" shall mean all real property now or previously owned, operated or leased by the Company, any Subsidiary or any predecessor-in-interest. Except as set forth on SCHEDULE 5.12: (i) the Company, each of the Subsidiaries, and to the best of the Company's knowledge, each of the Company Real Properties is in compliance with, and has no liability under any or all applicable Environmental Laws, except where the failure to comply or such liability would not have a Company Material Adverse Effect; (ii) none of the Company, any Subsidiary or any of the Company Real Properties has been alleged in writing by any governmental agency or third party to be in violation of, to be liable under, or to be subject to any administrative or judicial proceeding pursuant to, any Environmental Law, the violation of which would have a Company Material Adverse Effect; and (iii) to the best knowledge of the Company and each Subsidiary, there are no facts or circumstances which could reasonably form the basis for the assertion of any claims against the Company or any Subsidiary relating to environmental matters which, in the aggregate, would have a Company Material Adverse Effect. As used herein, Environmental Law means any federal, state, or local law, statute, rule or regulation, or the common law governing or relating to the environment or to occupational health and safety.

     5.13 REAL ESTATE LEASES. SCHEDULE 5.13 sets forth a complete and accurate list, a copy of which has been delivered to the Acquiror of (i) all leases and subleases under which the Company or any Subsidiary is lessor or lessee of any real property, together with all amendments, supplements, nondisturbance agreements and other agreements pertaining thereto; (ii) all material options held by the Company or any Subsidiary or contractual obligations on the part of the Company or any Subsidiary to purchase or acquire any interest in real property; and (iii) all options granted by the Company or any Subsidiary or contractual obligations on the part of the Company or any Subsidiary to sell or dispose of any material interest in real property (except for sale-leaseback transactions) in each such instance in items (i) through
(iii) above, which provides for a payment of more than $25,000. Such leases, subleases and other agreements are in full force and constitute binding obligations of the Company and, to the best of its knowledge, the other parties thereto, and (i) there are no defaults thereunder by the Company or any Subsidiary or, to the best of Company's knowledge, by any other party thereto; and (ii) no event has occurred which (with notice, lapse of time or both or occurrence of any other event) would constitute a default by the Company or any Subsidiary or, to the best of the Company's knowledge, by any other party thereto, other than defaults or events which, in the aggregate, would not have a Company Material Adverse Effect. The Company or a Subsidiary has good, valid and insurable leasehold title to all such leased property, free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except for Permitted Liens, as defined below.

     5.14      TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.
SCHEDULE 5.14 lists all real property owned by the Company or any Subsidiary as of the date of this Agreement. The Company and/or a Subsidiary has good, valid and insurable title in fee simple to all of the real property listed on
SCHEDULE 5.14, free and clear of all encumbrances, liens, charges or other restrictions of any character whatsoever, except for (i) statutory liens for current taxes or assessments not due or delinquent or the validity of which is being contested in good faith, (ii) mechanics, workers, repairmen's and other similar liens arising or incurred in the ordinary course of business, (iii) such other liens, imperfections in title, charges, easements, restrictions and other encumbrances, if any, which in the aggregate do not have a Company Material Adverse Effect, and (iv) except as set forth on SCHEDULE 5.14 (collectively "Permitted Liens"). Except for leased assets, the Company and the Subsidiaries have good and insurable title to all of their material tangible personal property used in their businesses, including, without limitation, those reflected in the Company Balance Sheet (other than assets disposed of in the ordinary course of business since the Company Balance Sheet Date), free and clear of all liens, charges, pledges, security interests or other encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title of the type and nature described as "Permitted Liens" above to the extent applicable, if any, as would not, in the aggregate, have a Company Material Adverse Effect on the operation of the business of the Company or any Subsidiary, and except as reflected or disclosed in the Company Balance Sheet, or on SCHEDULE 5.14.

     5.15 TAX MATTERS. Except as set forth on SCHEDULE 5.15, the Company has paid, or the Company Balance Sheet contains adequate provision for, all federal, state, local, foreign or other governmental income, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and all other taxes imposed on the Company or any Subsidiary or with respect to any of their respective properties, or otherwise payable by them, including interest and penalties, if any, in respect thereof (collectively, "Company Taxes"), for the Company taxable period ended on the date of the Company Balance Sheet and all fiscal periods of the Company prior thereto, except such nonpayment, or failure to make adequate provision, which, in the aggregate, would not have a Company Material Adverse Effect. Company Taxes paid and/or incurred from the date of the Company Balance Sheet until the Effective Time include only Company Taxes incurred in the ordinary course of business determined in the same manner as in the taxable period ending on the date of the Company Balance Sheet. Except as disclosed on SCHEDULE 5.15, the Company and its Subsidiary have timely filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns which the Company and/or each Subsidiary (as the case may be) are required to file ("Tax Returns"), and have paid or provided for all the amounts shown to be due thereon, except where such failure to make such timely filings, in the aggregate, would not have a Company Material Adverse Effect, and except for the nonpayment of such amounts which, in the aggregate, would not have a Company Material Adverse Effect. Except as set forth on SCHEDULE 5.15, (i) neither the Company nor any Subsidiary has filed or entered into, or is otherwise bound by, any election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of the Company, (ii) the Company is not a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Tax, (iii) no claim has ever been made or threatened by an authority in a jurisdiction where the Company or any Subsidiary do not file Tax Returns that they are or may be subject to Taxes by that jurisdiction, except for any such claims as, in the aggregate, would not have a Company Material Adverse Effect, (iv) no issues have been raised by the relevant taxing authorities on audit that are of a recurring nature and that would have an effect upon the Taxes of the Company or any Subsidiary, except for any issue which, in the aggregate, would not have a Company Material Adverse Effect. Except as set forth on SCHEDULE 5.15, to the best of the Company's and each Subsidiary's knowledge, no action or proceeding is pending or threatened by any governmental authority for any audit, examination, deficiency, assessment or collection from the Company or any Subsidiary of any Company Taxes, no unresolved claim for any deficiency, assessment or collection of any Company Taxes has been asserted against the Company or any Subsidiary, and all resolved assessments of Company Taxes have been paid or are reflected in the Company Balance Sheet, except for any of the foregoing which, in the aggregate, would not have a Company Material Adverse Effect.

     5.16 INTELLECTUAL PROPERTY. SCHEDULE 5.16 lists all the registered patents, trademarks, service marks, copyrights, trade names and applications for any of the foregoing owned by the Company or any Subsidiary as of the date of this Agreement (the "Registered Intellectual Property"). The Company and/or the Subsidiaries have good title to the Registered Intellectual Property and have good title to, or valid licenses or rights to use, all patents, copyrights, trademarks, trade names, brand names, proprietary and other technical information, technology and software (collectively "Intellectual Property") which are used in the operation of their businesses as presently conducted, except for such title, license or use imperfections as, in the aggregate, would not have a Company Material Adverse Effect. There are no claims or proceedings pending or, to the Company's and each Subsidiary's knowledge, threatened against the Company or any Subsidiary asserting that the Company or any Subsidiary is infringing or engaging in the unauthorized use of any Intellectual Property of any other person or entity, except such claims or proceedings which, in the aggregate, would not have a Company Material Adverse Effect.

     5.17 LABOR MATTERS. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement with respect to any of their employees. None of the employees of the Company or any Subsidiary are represented by any labor union and, as of the date hereof, neither the Company nor any Subsidiary has any knowledge of any union organizational efforts involving the Company's employees during the past five years. Except as set forth on SCHEDULE 5.17, neither the Company nor any Subsidiary has received written notice of any claim, or has knowledge of any facts which are likely to give rise to any claim, that they have not complied in any respect with any laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination or employment safety, except such claims which, in the aggregate, would not have a Company Material Adverse Effect.

     5.18 INSURANCE. SCHEDULE 5.18 lists, as of the date of this Agreement, all material policies of fire, products liability, general liability, vehicle, worker's compensation, directors' and officers' liability, title and other insurance owned or held by or covering the Company or any Subsidiary or any of their property or assets which are material to the business of the Company and any Subsidiary, taken as a whole. As of the date hereof, all of such policies are in full force and effect, except as to matters or defaults which, in the aggregate, would not have a Company Material Adverse Effect, and no written notice of cancellation or termination has been received with respect to any such policy which has not been replaced or cannot be replaced on substantially similar terms prior to the date of such cancellation or termination.

     5.19 CONTRACTS. SCHEDULE 5.19 contains a complete and correct list of all material agreements, contracts and commitments (collectively, the "Contracts"), (a) to which the Company is a party or by which it is bound, or
(b) by which any of the assets, properties or the business is bound, and in either case, which constitute (i) mortgages, indentures, security agreements, and other agreements and instruments relating to the borrowing of money by or from, or any extension or credit to or from, the Company; (ii) sales agency or marketing agreements; (iii) agreements or commitments for capital expenditures;
(iv) brokerage or finder's agreements; (v) partnership, joint venture or other arrangements or agreements involving a sharing of profits or expenses;
(vi) contracts or commitments to sell, lease or otherwise dispose of any assets, properties or business other than in the ordinary course of business;
(vii) contracts or commitments limiting the freedom of the Company to compete in any line of business or in any geographic area or with any person, and any nondisclosure or nonsolicitation agreements which limit the Company; (viii) any other agreements, contracts and commitments material to the business, operations or financial condition of the Company in each instance under items (i) through
(viii) above which Contract relates to an aggregate amount of more than $75,000. All of the Contracts are valid and in full force and effect and the Company has performed all of its obligations under each Contract and no default, violation or breach by the Company or, to the Company's knowledge, any other party, under any Contract has occurred which affects the enforceability of such Contract or any party's rights thereunder, except for such defaults, violations and breaches which would not, in the aggregate, have a Company Material Adverse Effect.

     5.20 REGISTRATION STATEMENT; BLUE SKY FILINGS; PROXY STATEMENT; OTHER INFORMATION. The Proxy Statement and the information supplied or to be supplied in writing by the Company for inclusion in the Registration Statement and any other documents to be filed with the SEC, the BCSC, the VSE or any other regulatory agency in connection with the transactions contemplated hereby will, at the respective times such documents are filed, or, as applicable, declared effective, and on the Effective Time, and, with respect to the Proxy Statement, when first published, sent or given to stockholders of the Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the special meeting of the Company's stockholders provided for in
Section 6.1, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. If, at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors is discovered by the Company that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company will promptly inform the Acquiror, and such amendment or supplement will be promptly filed with the VSE and disseminated to the stockholders of the Company, to the extent required by applicable securities laws. All documents which the Company files or is responsible for filing with the VSE and any other regulatory agency in connection with the Merger (including, without limitation, the Proxy Statement) will comply as to form and content in all material respects with the provisions of applicable law. Notwithstanding the foregoing, neither the Company nor the Subsidiary make any representations or warranties with respect to any information that has been supplied in writing by the Acquiror or Newco, or their auditors, attorneys, financial advisors, specifically for use in the Proxy Statement, or in any other documents to be filed with the VSE or any other regulatory agency in connection with the transactions contemplated hereby.

     5.21 BROKERS. Except as set forth in Schedule 5.21, neither the Company nor any Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

     5.22 CONTINUITY OF INTEREST. The Company has caused each person who is an affiliate, as defined in Rule 12b-2 under the Exchange Act (an "Affiliate"), to deliver to the Acquiror and each Affiliate has, concurrently with the signing of this Agreement, signed an affiliate agreement in the form attached hereto as EXHIBIT C (an "Affiliate Agreement") providing, among other things, that such person has no plan or intention and will not sell, pledge, transfer or otherwise dispose of shares of Acquiror Common Stock or in any way reduce their risk relative to any such shares, until such time as financial results covering at least 30 days of combined operations of the Acquiror and the Company have been published within the meaning of Section 201.01 of the Codification of Financial Reporting Policies of the SEC and except in compliance with the applicable provisions of the Securities Act, and the rules and regulations thereunder.

     5.23 TRANSACTIONS WITH AFFILIATED PARTIES. SCHEDULE 5.23 sets forth a true and complete list and description of all transactions engaged in between the Company and any director, officer, employee, stockholder, partner or agent of the Company, or any of their respective spouses or children, any trust of which any such person is the grantor, trustee or beneficiary, any corporation of which any such person or party is a stockholder, employee, officer or director, or any partnership or other person in which any such person or party owns an interest (all such persons, trusts, corporations and partnerships being herein referred to collectively as "Affiliated Parties" and individually as an "Affiliated Party"). No Affiliated Party is a party to any agreement, contract or commitment with the Company except as set forth in SCHEDULE 5.24.


                                      ARTICLE VI
                               COVENANTS AND AGREEMENTS

     6.1 REGISTRATION STATEMENT; PROXY STATEMENT; STOCKHOLDER MEETING; VANCOUVER EXCHANGE.

               (a) As promptly as practicable after the execution of this Agreement, the Acquiror and Newco will file with the SEC a registration statement on Form S-4 (as amended or supplemented, the "Registration Statement") relating to the registration under the Securities Act of the Acquiror Common Stock to be received in the Merger, and file with state securities administrators such registration statements or other documents as may be required under applicable blue sky laws to qualify or register such Acquiror Common Stock in such states as are designated by the Company (the "Blue Sky Filings"). The Acquiror and Newco will use their reasonable best efforts to cause the Registration Statement to become effective as soon as practicable. In the process of its preparation of the Registration Statement, the Acquiror will provide the Company and its advisors drafts of the Registration Statement and will provide the Company and its advisors a reasonable opportunity to participate in such drafting process. The Acquiror will notify the Company promptly of the receipt of any comments from the SEC or its staff or from any state securities administrators and of any request by the SEC or its staff or by any state securities administrators for amendments or supplements to the Registration Statement or any Blue Sky Filings or for additional information, and will supply the Company and its legal counsel with copies of all correspondence between the Acquiror or any of its representatives, on the one hand, and the SEC, its staff or any state securities administrators, on the other hand, with respect to the Registration Statement.

               (b) As promptly as practicable following the execution of this Agreement, and after receipt by the Company of a fairness opinion from its financial advisor, the Company agrees that this Agreement shall be submitted at a meeting (the "Meeting") of its stockholders duly called and held pursuant to
Section 251(c) of the General Corporation Law. As soon as practicable after the date of this Agreement, the Company shall take all action, to the extent necessary in accordance with applicable law, its Certificate of Incorporation and By-Laws, to convene a meeting of its stockholders promptly to consider and vote upon the approval of the Merger, and the Company shall prepare and file with the VSE, subject to the prior approval of the Acquiror, which approval the Acquiror shall not unreasonably withhold, such information as may be necessary to allow the VSE to approve the merger (the "VSE Approval"), preliminary and final versions of a proxy statement and proxy and other filings relating to the Meeting as required by the VSE and the applicable regulations thereof. The term "Proxy Statement" shall mean such proxy statement at the time it initially is mailed to stockholders and all duly filed amendments or revisions made thereto, if any, similarly mailed. Notice of the Meeting shall be mailed to the Company's stockholders of the Company along with the Proxy Statement. The Company will notify the Acquiror promptly of the receipt of any comments from the VSE with respect to the Proxy Statement and will supply the Acquiror and its legal counsel with copies of all correspondence from or to the VSE and any other applicable regulatory authority. The Company, after consultation with the Acquiror and its legal counsel, shall respond promptly to any comments made by the VSE with respect to the VSE Approval and the Proxy Statement and cause the Proxy Statement and proxy to be mailed to its stockholders at the earliest practicable time following the execution hereof.

     6.2 CONDUCT OF THE BUSINESS OF THE COMPANY PRIOR TO THE EFFECTIVE TIME. Except as set forth on SCHEDULE 6.2, the Company agrees that prior to the Effective Time, except as otherwise consented to or approved in writing by the Acquiror or expressly permitted by this Agreement:

               (a) the business of the Company and the Subsidiaries shall be conducted only in the ordinary course and consistent with past practice;

               (b) each of the Company and each Subsidiary shall not (i) amend its Certificate of Incorporation or By-Laws, (ii) change the number of authorized, issued or outstanding shares of its capital stock, except upon the exercise of stock options or warrants outstanding on the date hereof,
(iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock, (iv) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock (except for repurchases of Common Stock from employees pursuant to existing stock subscription agreements between the Company and certain of its employees) or (v) split, combine or reclassify its outstanding shares of capital stock;

               (c) neither the Company nor any Subsidiary shall, directly or indirectly, (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of the capital stock of the Company or any Subsidiary, except that the Company may issue shares of Common Stock upon the exercise of stock options or warrants outstanding on the date hereof, (ii) other than in the ordinary course of business and consistent with past practice and other than with respect to the Promissory Note, incur any material indebtedness for borrowed money, except material indebtedness for borrowed money incurred under credit facilities existing as of the date hereof, (iii) waive, release, grant or transfer any rights of material value, except in the ordinary course of business consistent with past practices or (iv) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets of the Company or any Subsidiary other than in the ordinary course of business and consistent with past practice;

               (d) the Company and the Subsidiaries shall use their reasonable commercial efforts to preserve intact the business organization of the Company and the Subsidiaries, to keep available the services of its operating personnel and to preserve the goodwill of those having business relationships with each of them, including, without limitation, suppliers and customers;

               (e) neither the Company nor any Subsidiary will, directly or indirectly, (i) increase the compensation payable or to become payable by it to any of its employees, officers or directors, except in accordance with employment agreements, welfare and benefit plans set forth on SCHEDULE 5.10, and except, with respect to employees who are not directors or officers, for increases in the ordinary course of business, consistent with past practice,
(ii) adopt additional, or make any payment or provision, other than as required by existing plans or agreements, including provisions and actions under existing stock option plans in connection with the Merger, in the ordinary course of business and consistent with prior practice, with respect to any stock option, bonus, profit sharing, pension, retirement, deferred compensation, employment or other payment or employee compensation plan, agreement or arrangement for the benefit of employees of the Company or any Subsidiary, (iii) grant any stock options or stock appreciation rights or issue any warrants, (iv) enter into or amend any employment or severance agreement or arrangement or (v) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer or director of the Company or its Subsidiary;

               (f) neither the Company nor any Subsidiary shall, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation other than a Subsidiary or make any loans or advances to any individual, firm or corporation except in the ordinary course of its business and consistent with past practices;

               (g) neither the Company nor any Subsidiary shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers, acquisition or financing of equipment or otherwise, or other than in the ordinary course of business, by the purchase of any property or assets of any other individual, firm or corporation;

               (h) neither the Company nor any Subsidiary shall enter into modify or amend in any material respect or take any action to terminate their respective material contracts, except in the ordinary course of business;

               (i) neither the Company nor any Subsidiary shall take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except for changes required by GAAP;

               (j) neither the Company nor any Subsidiary shall, without the consent of the Acquiror, settle or compromise any material federal, state, local or foreign income tax proceeding or audit;

               (k) the Company and the Subsidiaries will promptly advise the Acquiror in writing of any Company Material Adverse Effect or any breach of the Company's representations or warranties, or any material breach of a covenant contained herein of which the Company or any Subsidiary has knowledge; and

               (l) neither the Company nor any Subsidiary shall enter into an agreement to do any of the things described in clauses (a) through (k).

     6.3 ACCESS TO PROPERTIES AND RECORD; ACQUIROR NOTICE. The Company and the Subsidiaries shall afford to the Acquiror and Newco and their respective accountants, counsel and representatives, reasonable access during normal business hours throughout the period prior to the Effective Time to all of their properties, books, contracts, commitments and written records (including, but not limited to, tax returns for the preceding six years), and shall make reasonably available their officers and employees to answer fully and promptly questions put to them thereby;

provided that no investigation pursuant to this Section 6.3 shall alter any representation or warranties of any party hereto or conditions to the obligation of the parties hereto; provided, further, that such access shall not unreasonably interfere with the normal business operations of any of the parties hereto. In connection with the preparation of its fairness opinion, the Company's financial advisor shall be provided with the reasonable level of access to the Acquiror and its books and records that may be necessary with respect thereto. The Acquiror will provide the Company written notice of any Acquiror Material Adverse Effect.

     6.4 NEGOTIATIONS. Following the execution of this Agreement by the Company, neither the Company nor any Subsidiary, nor the directors, officers, attorneys, financial advisors, or other authorized persons of any of them, shall, directly or indirectly, solicit, initiate or participate in discussions or negotiations with or the submission of any offer or proposal by or provide any information to, any corporation, partnership, person, or other entity or group (other than Newco or the Acquiror or any officer or other authorized representative of Newco or the Acquiror) concerning any Third Party Transaction, as defined below, or, except as provided in Section 8.1(b) or as may be consistent with fiduciary responsibilities under applicable law as advised in writing by outside counsel, participate in any negotiation regarding any Third Party Transaction or otherwise cooperate in any way with any effort or attempt by any other person to effectuate a Third Party Transaction. Notwithstanding the foregoing, the Board of Directors of the Company may furnish such information to or enter into discussions and/or negotiations with any corporation, partnership, person or other entity or group that makes an unsolicited offer to engage in a Third Party Transaction with the Company that the Board of Directors of the Company in good faith determines, with the assistance of its financial advisor, may represent a transaction more favorable to the Company's stockholders when compared to the Merger and the Merger Consideration if, and only to the extent that, the Board determines after consultation with outside legal counsel that the failure to take such action would be inconsistent with the compliance by the Board of Directors with its fiduciary duties to the stockholders of the Company under applicable law, provided that such party shall enter into a confidentiality agreement on substantially the terms contained in Section 6.6 of this Agreement, the Company shall notify the Acquiror as to the contents of information being provided and the Company shall diligently enforce its rights under such confidentiality agreement. The Company represents and warrants that the Company is not currently involved in discussions or negotiations with any third party with respect to a Third Party Transaction. The Company will promptly communicate to the Acquiror the identity of any potential third party purchaser making any such proposal or contact and, prior to the execution of any agreement relating to any such Third Party Transaction, shall also communicate the proposed terms and conditions thereof. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

     6.5 INDEMNIFICATION. The Acquiror agrees that all provisions with respect to indemnification by the Company and the Subsidiaries or with respect to liability to the Company or any Subsidiary now existing in favor of any present or former director, officer, employee or agent (and their respective heirs and assigns) of the Company or any Subsidiary, respectively (the "Indemnified Parties"), as set forth in their respective Certificates of Incorporation, as amended, or By-Laws or pursuant to other agreements in effect on the date hereof, shall survive the Merger, shall not be amended, repealed or modified and shall continue in full force and effect for a period of at least six years from the Effective Time.

     6.6       CONFIDENTIALITY.

               (a) Subject to applicable law and to subpoena, the Acquiror and Newco will hold, and will cause each of their affiliates, employees, officers, directors and other representatives to hold, in strict confidence, and to not use to the detriment of the Company or the Subsidiaries, any information or data concerning the Company or the Subsidiaries furnished to them in connection with the transactions contemplated by this Agreement, except for information or data generally known or available to the public; and if the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and the Acquiror and Newco will return to the Company or the Subsidiaries all such information and data as the Company or the Subsidiaries may request.

               (b) Subject to applicable law and to subpoena, each of the Company and the Subsidiaries will hold, and will cause each of the Company's and each Subsidiary's employees, officers, directors and other representatives to hold, in strict confidence, and to not use to the detriment of the Acquiror or Newco, any information or data concerning the Acquiror or Newco furnished to them in connection with the transactions contemplated by this Agreement, except for information or data generally known or available to the public; and if the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and the Company and the Subsidiaries will return to the Acquiror or Newco all such information and data as the Acquiror or Newco may request.

     6.7 REASONABLE BEST EFFORTS. Subject to the terms and conditions hereof and the fiduciary obligations of the directors of the Company, each of the parties hereto agrees to use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary to satisfy the conditions set forth herein as soon as practicable, including, without limitation, reasonable best efforts necessary to list on the Nasdaq National Market the shares of the Acquiror Common Stock issuable pursuant to the Merger or thereafter, reasonable best efforts necessary to have removed or rescinded any temporary, preliminary or permanent injunction, including the injunctions or other orders described in Section 7.1(c), and reasonable best efforts necessary to defend against any and all litigation, including the proceedings described in Section 7.1(f) brought against either of the parties hereto. The Acquiror and the Company each agree to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or required by the United States Federal Trade Commission or the United States Department of Justice in connection with the expiration or termination of the waiting period under the HSR Act; provided that neither party will be required to take any action or to do anything in connection with the foregoing which would materially impair the Acquiror's or the Surviving Corporation's ownership or operation of all or a material portion of the business and assets of the Company and its Subsidiary taken as a whole, or compel the Acquiror to dispose of all or a material portion of the business or assets of the Acquiror and its subsidiaries, taken as a whole.

No party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

     6.8 CERTIFICATION OF STOCKHOLDER VOTE. At or prior to the closing of the transactions contemplated by this Agreement, the Company shall deliver to Acquiror a certificate of the Company's Secretary setting forth (i) the number of shares of Common Stock voted in favor of adoption of this Agreement and consummation of the Merger and the number of shares of Common Stock voted against adoption of this Agreement and consummation of the Merger; and (ii) the number of shares of Dissenting Stock.

     6.9 LOAN TO COMPANY. On the execution of this Agreement, the Acquiror shall loan to the Company $2.5 million pursuant to the terms and conditions set forth in that certain promissory note attached hereto as Exhibit B (the "Promissory Note").

     6.10 OUTSOURCING AGREEMENT. The Company and the Acquiror shall use reasonable efforts to negotiate the terms and conditions of and enter into a billing outsourcing agreement, which shall provide, among other things, for the management by Acquiror of the Company's customer billings and which shall be on terms at least as favorable as the terms of the Company's present outsourcing agreement.

     6.11 AFFILIATE AGREEMENTS. To ensure that the Merger is accounted for as a "pooling of interests," the Company will deliver to Newco from such affiliates of the Company as deemed necessary by the Acquiror's independent auditors a written agreement in the form attached hereto as Exhibit C (the "Affiliate Agreements") relating to the disposition of the shares of the Acquiror's Common Stock received thereby in the Merger.

     6.12 PROXY AGREEMENT. On the execution of this Agreement, John R. Snedegar shall deliver to the Acquiror a proxy agreement substantially in the form attached hereto as Exhibit D (the "Proxy Agreement").

     6.13 DISCLOSURE SCHEDULES. The Company shall use its reasonable best efforts to deliver the Disclosure Schedules to the Acquiror promptly following the execution of this Agreement.


                                     ARTICLE VII
                                 CONDITIONS PRECEDENT

     7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

               (a) The Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or shall be continuing to be in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

               (b) This Agreement and the Merger contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Common Stock of the Company entitled to vote thereon at the Meeting.

               (c) No United States, Canadian or state governmental authority or other agency or commission or United States, Canadian or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the acquisition of Common Stock by Newco illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

               (d) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

               (e) All filings with the FCC required under the Communications Act and with state agencies under state public utility statutes, if necessary, shall have been made.

               (f) The shares of Acquiror Common Stock issuable in the Merger or thereafter shall have been authorized for listing on the Nasdaq National Market, upon official notice of issuance.

               (g) There shall not have been instituted or pending any action or proceeding by or before any court or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, by any government or governmental authority, nor shall there be any determination by any government, governmental authority, regulatory or administrative agency or commission which, in either case, would require either party to take any action or do anything in connection with the foregoing which would result in a material adverse effect to their respective businesses or materially impair Acquiror's or the Surviving Corporation's ownership or operation of all or a material portion of the business or assets of the Company and the Subsidiary, taken as a whole, or compel Acquiror to dispose of all or a material portion of the business or assets of Acquiror and the Subsidiaries, taken as a whole.

     7.2 CONDITIONS TO THE OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

               (a) Each of the Acquiror and Newco shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

               (b) All representations or warranties of the Acquiror and Newco in this Agreement which are qualified with respect to an Acquiror Material Adverse Effect or materiality shall be true and correct, and all such representations or warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representation or warranty was made as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

               (c) Since the date of this Agreement, there shall not have been any material adverse change in the financial condition, results of operations, properties or business of the Acquiror and its Subsidiaries, taken as a whole, excluding any such change caused by a general change in the economy or in the telecommunications industry served by the Acquiror and its Subsidiaries.

               (d) Each of the Acquiror and Newco shall have delivered a certificate of its President or Vice President to the effect set forth in paragraphs (a), (b) and (c) of this Section 7.2.

               (e) The Company shall have received from Riordan & McKinzie, counsel to the Acquiror and Newco, an opinion dated the Effective Time in the form reasonably agreed to by the parties hereto.

               (f) The Company shall have received the opinion of its financial advisors that the Merger and other transactions contemplated by this Agreement are fair, from a financial point of view, to the stockholders of the Company.

     7.3 CONDITIONS TO OBLIGATIONS OF THE ACQUIROR AND NEWCO TO EFFECT THE MERGER. The obligations of Acquiror and Newco to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

               (a) Each of the Company and its Subsidiaries shall have performed in all material respects each of its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

               (b) All representations or warranties of the Company in this Agreement which are qualified with respect to a Company Material Adverse Effect or materiality shall be true and correct, and all such representations or warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representation or warranty were made as of the Effective Time except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

               (c) Since the date of this Agreement, there shall not have been any material adverse change in the financial condition, results of operations, properties or business of the Company and its Subsidiaries, taken as a whole, excluding any such change caused by a general change in the economy or in the telecommunications industry served by the Company and its Subsidiaries and other than any such change approved by the Acquiror.

               (d) The Company shall have delivered a certificate of its President or Vice President to the effect set forth in paragraphs (a), (b) and
(c) to this Section 7.3.

               (e) Newco shall have received letters of resignation addressed to the Company from those members of the Company's board of directors as listed on SCHEDULE 7.3(e), which resignations shall be effective as of the Effective Time.

               (f) The Acquiror shall have received from Parker Chapin Flattau & Klimpl, LLP, counsel to the Company, an opinion dated the Effective Time in the form reasonably agreed to by the parties hereto.

               (g) Holders of no more than 5% of the outstanding shares of Common Stock shall not have caused such shares to become Dissenting Stock.

               (h) Newco shall have received executed Affiliate Agreements from designated Company affiliates.

               (i) The Acquiror shall have received letters (i) from Arthur Andersen LLP approving the accounting treatment of the Merger as a "pooling of interests" and (ii) from Price Waterhouse LLP that the Company has taken no action in the past two years that would prevent the application of a "pooling of interests" accounting treatment to the Merger, and the SEC shall not have objected to such accounting treatment.

     7.4 CLOSING CONDITIONS DEEMED SATISFIED. If the Meeting has been completed and has resulted in a vote sufficient to approve the Merger in accordance with applicable law, and if all other conditions precedent to the consummation of the Merger contained in this Article VII (other than the conditions set forth in Sections 7.1(c) and (d)) have been satisfied or have otherwise been waived as of the date of such Meeting, such conditions precedent to the consummation of the Merger (except as provided in the next succeeding sentence) shall terminate, and the parties to this Agreement agree to consummate the Merger as soon as practicable thereafter; provided, however, that in no event shall any party be required to consummate the Merger or any other transactions contemplated by this Agreement to the extent that such consummation would violate any applicable laws or regulations. In such event, the Acquiror, on the one hand, and the Company, on the other hand, shall cooperate to deliver, as soon as practicable after the satisfaction or waiver of such conditions precedent, the officer's certificates and opinions required of the Acquiror by
Section 7.2(d) and 7.2(f), and required of the Company by Section 7.3(d) and 7.3(f), respectively, and, upon the Effective Time, the Acquiror shall deliver the certificate required of the Exchange Agent by Section 7.2(e) and the Company will deliver to Newco the letters of resignation required by Section 7.3(e).

                                     ARTICLE VIII
                          TERMINATION, AMENDMENT AND WAIVER

     8.1       TERMINATION.   This Agreement may be terminated and the Merger
contemplated herein may be abandoned at any time prior to the Effective Time and before approval by the stockholders of the Company:

               (a)  by the mutual consent of Newco and the Company;

               (b) by Newco or the Company, if (i) the Board of Directors of the Company shall have failed to recommend, or withdrawn, modified or amended in any respect its approval or recommendation of the Merger and of the transactions contemplated hereby or the Board of Directors of the Company shall have resolved to do any of the foregoing or (ii) the stockholders shall have failed to vote in favor of this Agreement and the Merger and, in the case of the Company seeking termination pursuant to Section 8.1(b)(i), the Company having paid to Newco the Termination Fee, as defined below, in accordance with the terms of Section 8.2.

               (c) by Newco if (i) there has occurred a material adverse change in the financial condition, operations, or business of the Company and its Subsidiaries taken as a whole, or (ii) there is a breach of any of the representations and warranties of the Company which are qualified with respect to a Company Material Adverse Effect or materiality or if the Company shall have breached in any material respect any of such representations or warranties which are not so qualified, or if the Company fails to comply in any material respect with any of its covenants or agreements contained herein, which breaches or failures, as the case may be, are, in the aggregate, material in the context of the transactions contemplated by this Agreement;

               (d) by the Company (i) if there has occurred a material adverse change in the financial condition, operations, or business of the Acquiror or
(ii) there is a breach of any of the representations and warranties of the Acquiror or Newco which are qualified with respect to an Acquiror Material Adverse Effect or materiality or if the Acquiror or Newco shall have breached in any material respect any of such representations or warranties which are not so qualified, or if the Acquiror or Newco fails to comply in any material respect with any of its covenants or agreements contained herein, which breaches or failures, as the case may be, are, in the aggregate, material in the context of the transactions contemplated by this Agreement; and

               (e) by either Newco or the Company, if on or before May 1, 1998 the Merger shall not have been consummated; provided that neither party may terminate under this Section 8.1(e) if such failure has been caused by that party's material breach of this Agreement; provided further that if any condition to this Agreement shall fail to be satisfied by reason of the existence of an injunction or order of any court or governmental or regulatory body resulting from an action or proceeding commenced by any party which is not a government or governmental authority, then at the request of either party the deadline date referred to above shall be extended for a reasonable period of time, not in excess of 120 days, to permit the parties to have such injunction vacated or order reversed.

               (f) by the Acquiror by the later to occur of December 3, 1997, or the date that is three business days after delivery by the Company of the final version of the Disclosure Schedules.

               (g) by the Company if it has not satisfied the condition set forth in Section 7.2 (f).

               In the event of such termination and abandonment, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement except as provided in
Section 8.2, and except that nothing herein will relieve any party from liability for any wilful breach of this Agreement prior to such termination or abandonment.

     8.2 FEES AND EXPENSES. If this Agreement is terminated by Newco or the Company pursuant to Section 8.1(b)(i), (a) after receipt of a bona fide proposal to acquire (by means of a tender or exchange offer, merger, consolidation, business combination or otherwise) all or a substantial portion of the outstanding shares of Common Stock or of the assets of the Company and the Subsidiaries (all such transactions being referred to herein as "Third Party Transactions"), or (b) prior to the satisfaction of the condition set forth in
Section 7.2(f), then the Company shall, simultaneously with such termination, pay to Newco by wire transfer of immediately available funds, $2,000,000.00 (the "Termination Fee").

     8.3 AMENDMENT. Subject to the applicable provisions of the General Corporation Law, this Agreement may be amended by the parties hereto solely by action taken by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any documents delivered pursuant hereto, and (iii) waive compliance by the other party with any of the agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                      ARTICLE IX
                                    MISCELLANEOUS

     9.1 SURVIVAL. All representations, warranties and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be extinguished at the Effective Time or the earlier date of termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I and in Sections 6.5, 6.6, 6.7, 6.9, 6.10 and 9.5 will survive the Effective Time indefinitely and those set forth in Sections 8.2 and 9.5 will survive the termination of this Agreement indefinitely, and other than any covenant the breach of which has resulted in the termination of this Agreement.

     9.2 EXPENSES AND FEES. If the Merger is consummated, all reasonable fees and expenses incurred in connection with the Merger and the transactions contemplated thereby will be paid by the Surviving Corporation. If the Merger is not consummated, each party hereto shall, subject to the provision of
Section 8.2 above, bear their respective fees and expenses.

     9.3 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) or by telecopier to the parties at the following addresses and facsimile numbers:

               (a)  if to Newco or the Acquiror to:

                         STAR Telecommunications, Inc.
                         223 E. De La Guerra St.
                         Santa Barbara, CA  93101
                         Attention:  Chris Edgecomb
                         Fax: (805) 884-1137

                    with copies to:

                         Riordan & McKinzie
                         300 South Grand Avenue,  Ste. 2900
                         Los Angeles, CA  90071
                         Attention: Timothy F. Sylvester, Esq.
                         Fax:  (213) 229-8550

               (b)  if to the Company, to:

                         United Digital Network, Inc.
                         18872 MacArthur Blvd., Suite 300
                         Irvine, CA  92612
                         Attention: John R. Snedegar
                         Fax: (714) 833-8679

                    with copies to:

                         Parker Chapin Flattau & Klimpl, LLP
                         1211 Avenue of the Americas
                         New York, NY 10036
                         Attention: Martin E. Weisberg, Esq.
                         Fax: (212) 704-6288
or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed or confirmation of transmission.

     9.4 HEADINGS. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     9.5 PUBLICITY. The parties hereto shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without consulting with all other parties and their respective counsel and without delivering a draft of any such press release to such parties.

     9.6 ENTIRE AGREEMENT; KNOWLEDGE. This Agreement constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. For purposes of this Agreement, "knowledge" of any party shall mean the knowledge of the executive officers of that party after such officers shall have made all reasonable inquiries.

     9.7 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties, provided that Newco's rights and duties hereunder may be assigned to a wholly owned subsidiary of the Acquiror, which assumes all of Newco's duties and obligations. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

     9.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     9.9 INVALIDITY, ETC. In the event that any provision of this Agreement shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect to the extent that such provisions can still reasonably be given effect in accordance with the intentions of the parties, and the invalid and unenforceable provisions shall be deemed, without further action on the part of the parties, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

     9.10 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and conditions hereof in any action instituted in any court of the United States or any state having competent jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

     9.11 GOVERNING LAW. The validity and interpretation of this Agreement shall be governed by the laws of the State of Delaware, without reference to the conflict of laws principles thereof.






               [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Acquiror, Newco and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


ACQUIROR:                     STAR Telecommunications, Inc.


                              By:  /s/ Chris Edgecomb
                                   -------------------------------------
                                   Chris Edgecomb
                                   Chief Executive Officer


NEWCO:                        IIWII Corp.


                              By:  /s/ Kelly Enos
                                   -------------------------------------
                                   Kelly Enos
                                   Chief Financial Officer



COMPANY:                      United Digital Network, Inc.


                              By:  /s/ John R. Snedegar
                                   -------------------------------------
                                   John R. Snedegar
                                   Chief Executive Officer